EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 24, 2001 relating to the financial statements and financial statement schedules of Borland Software Corporation, which appears in Borland Software Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000.

/s/ PricewaterhouseCoopers LLP

San Jose, California
May 31, 2001